1 WSFS Financial Corporation August 20, 2012 Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-183200

2 This report contains estimates, predictions, opinions, projections and other statements that may be interpreted as “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to our financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets and changes in market interest rates; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses associated therewith; and the costs associated with resolving any problem loans and litigation; and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company. The Company has filed a registration statement (including a prospectus and a related prospectus supplement) with the SEC for the offering. Before you invest, you should read the prospectus and the prospectus supplement contained in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Sandler O’Neill & Partners, L.P. toll free at (866) 805-4128.

3 Summary of Offering Type of Security: Registered fixed rate senior holding company note Listing: NASDAQ Global Select Market Offering Amount: $35 million Maturity: [ ], 2019 Issue Price: $25 per note Interest Pay Dates: Quarterly Redemption Features: Redeemable at par starting on [ ], 2017 Use of Proceeds: We expect to receive net proceeds from this offering of approximately $[ ], after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds for general corporate purposes including to support anticipated balance sheet growth, which may include loan originations and securities purchases. Subject to receipt of requisite regulatory approvals, the proceeds may be used to repurchase or redeem all or a portion of the 52,625 shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Lead Manager: Sandler O’Neill + Partners Co-Lead Manager: Keefe, Bruyette & Woods Co-Managers: Boenning & Scattergood Janney Montgomery Scott

 Results driven by successful completion of asset strategies Resolved $77.9 million from bulk sales and other problem loan dispositions: $42.7 million of bulk sales resulting in a $14.6 million decrease in earnings; and $35.2 million in other problem loan dispositions Securities Sales - Sold $419.4 million in securities at a net gain of $13.3 million Significantly improved asset quality NPA’s decreased 30%, classified assets improved 30%, and delinquencies decreased 57% EPS of $0.76, a 38% increase over 2Q 2011 Normalized net revenue growth of $2.3 million1, or 5% annualized (excluding security gains and unexpected BOLI income) from 2Q 2011; including Net interest income increased 3% or $891,000 Fee income increase of $1.4 million or 10% driven by franchise growth and 12% fiduciary income increases Capital levels increased significantly (Tangible common equity grew 36 bp to 7.59%; Total risk-based capital grew 42 bp to 13.99%) (1) Please see Appendix 2 – Non-GAAP Financial Information for detail. 4 Quarter Highlights Review of 2Q 2012 Results

5 Current Focus of the Organization 2009 – 2011 investment phase prompted by market disruption/ consolidation More than 40% of branches new or renovated/ relocated (including two finalized in 2Q 2012) 40% increase in commercial lenders 2012 WSFS turned focus to strategically optimize on these investments WSFS current focus is on: Optimize significant investments in franchise Credit quality improvement Increased earnings 2012 Focus

6 Asset Strategies Significant reduction in classified assets in 2Q 2012 Classified assets reduced by $96.4 million Bulk sales of $42.7 million, pay-downs and payoffs of $20.9 million, positive loan risk-rating migration of $20.9 million, and $11.5 million in charge-offs Bulk sales reduced earnings by $14.6 million including $435,000 in loan workout and OREO costs. Loss partially offset by previously recorded reserve of $2.2 million Proceeds do not include transaction costs Increase in credit costs related to these sales was $14.6 million; $14.2 million provision, $0.4 million loan workout and OREO expense Impact going forward – credit cost expectations (provision, workout and OREO) reduced by $5 - $7 million for the second half of 2012 Credit Quality Improvement (Thousands) C&I CRE CLD Commercial Mortgage Consumer Retail Total Performing 11,466 $ 7,405 $ 1,407 $ 20,278 $ - $ - $ - $ 20,278 $ Non-Performing 4,140 7,472 6,201 17,813 3,994 648 4,642 22,455 Total 38,091 $ 4,642 $ 42,733 $ Proceeds 23,606 $ 2,771 $ 26,377 $

Credit Quality Improvement MBS portfolio management provided for earnings and capital neutral quarter $419.4 million of securities sold. Proceeds reinvested in lower coupon MBS Sale of MBS resulted in a $13.3 million gain All private label, RE-REMIC and downgraded MBS sold Significantly reduced pre-payment risk as rates unexpectedly dropped – consistent with recent balance sheet management Impact going forward – expect net interest margin reduced 6bp for the second half of 2012 7

8 Credit Quality Improvement Improving Asset Quality Metrics Nonperforming Assets to Total Assets Comments 2Q 2012 compared to 1Q 2012: NPA’s decreased 30% to 1.49% of assets Delinquency improved 57% to 1.32% (including delinquent non-performing loans) Classified assets decreased 30% to 49% of Tier 1 capital plus ALLL Coverage ratio improved 34% to 109% of non-performing loans Allowance decreased 15%, better than credit metrics above. Remains at a strong 1.71% of loans 1.49% of Assets 2.42% of Assets

Credit Quality Improvement 9

10 Increased Earnings Normalized EPS Trend1 (1) Line represents normalization for ATM loss/recovery, securities gains/losses, non-routine BOLI income, bulk sale provision and OREO impact. Please see Appendix 2 – Non-GAAP Financial Information for detail. Comments Positive normalized EPS and consistently increasing for ten consecutive quarters Despite significant franchise investments Driven by strong revenue growth from: Market share gains and growth in fee income businesses Entering optimization phase Asset strategies expected to benefit credit costs and negatively impact net interest margin – net positive to income for remainder of 2012

11 Increased Earnings Gain on sale of securities Revenue Growth Noninterest Expenses Normalized1 Credit Related Expenses Comments (1) Please see Appendix 2 – Non-GAAP Financial Information for detail. (millions) (millions) Non-routine BOLI Normalized net revenue increased $2.3 million or 5% from 2Q 2011 Net interest income increased $891,000, or 3% while the margin decreased eight basis points Net interest income negatively impacted by MBS sales/ reinvestment Fee income increased $1.4 million or 10% Increase in expense related to asset strategies, final stages of investment in franchise 5 new branches 2 relocated/renovated branches Relocation of the Company’s operations center OREO and other disposition costs

12 Noninterest Income % Total Revenue1 Comments Increased Earnings Positive increases in Noninterest Income Franchise growth Successful growth of trust and wealth management sector Growth in Cash Connect bailment outstandings and product offerings Noninterest Income as a Percentage of Total Net Revenue (1) Line represents normalization for securities gains/losses and non-routine BOLI income listed in Appendix 2 – Non-GAAP Financial Information

13 Bank-Level Capital Ratios (thousands) Total Risk-Based Capital 11.00% 12.24% 13.62% 13.43% 13.99% Tier 1 Capital 9.90% 11.02% 12.36% 12.18% 12.74% Excess RBC $27,723 $65,881 $108,611 $110,940 $127,714 Tangible Common Equity 5.88% 6.31% 7.18% 7.18% 7.59% Increased Earnings

14 The WSFS Franchise Largest independent bank headquartered in Delaware $4.2 billion in assets $13.3 billion in fiduciary assets, includes $1.0 billion in assets under management 52 offices Founded in 1832, WSFS is one of the ten oldest banks in the U.S. Major business lines Retail Commercial Fiduciary & Investment Management Cash Connect (ATM cash and related business) Las Vegas, NV Office

15 The WSFS Franchise

16 The WSFS Franchise Consistently ranked in the top quintile of all business units surveyed * WSFS has been recognized by The Wilmington News Journal as a “Top Workplace Award” winner six years in a row; and ranked #1 in 2009, 2010, AND 2011 Customer advocacy survey places WSFS at the 94th percentile, which is considered a world-class service level * On a scale of 1-5, 48% of WSFS customers rated us a “5” saying “I can’t imagine a world without WSFS” * Builds sustainable real profit growth Leads to increased shareholder value * Completed by the Gallup Organization Engaged Associates Creating Customer Advocates Building Shareholder Value Delivering Stellar Service Gallup survey shows WSFS best among top players in market at delivering service * Focused Business Model

17 Rank Institution Branch Count Total Deposits in Market Total Market Share ’10-’11 Growth 1 M&T Bancorp (NY) 49 6,558,146 34.93% 17.46% 2 PNC Financial Services Group (PA) 51 3,122,320 16.63% 12.76% 3 WSFS (DE) 36 2,669,486 14.22% 14.85% 4 Wells Fargo & Company (CA) 20 2,097,895 11.17% -21.29% 5 TD Bank (Canada)1 12 1,825,806 9.72% 10.00% 6 Royal Bank of Scotland Group/Citizens (Scotland) 27 1,062,371 5.66% -2.84% 7 Artisan’s Bank (DE) 14 522,265 2.78% -8.66% 8 Fulton Financial Corp. (PA) 13 374,120 1.99% 5.11% 9 County Bank (DE) 9 320,336 1.71% -7.46% 10 First Wyoming Financial Corp. (DE) 6 223,219 1.19% -6.53% Top 10 237 18,775,964 95.18% 6.64% The WSFS Franchise (1) Excludes estimated out-of-market deposits of TD Bank Market opportunities from significant disruption/distraction among major competitors Delaware Traditional Banks’ Deposits (June 30, 2011)* *Most recent available FDIC date

18 Customer Funding Growth Core deposits increased $197.8 million, or 10% from 2Q 2011 Customer funding increased $158.3 million or 6% from 2Q 2011 Core deposits are $2.2 billion or 74% of customer funding Higher cost volatile CD’s and public fundings intentionally reduced 36% of deposit base is in non-interest bearing and low-rate DDA accounts C&I Loan Growth C&I loans increased $122.9 million, or 9% from 2Q 2011 Growth in C&I loans offset somewhat by intentional reductions in construction and residential mortgage lending Q2 2012 loan growth offset by bulk sales and other problem loan reductions *Growth includes CB&T acquired ** Data derived from FRB: H.8. Release Deposit Growth Comments * The WSFS Franchise C&I Loan Growth ** % %

19 Alignment of Insiders and Owners Near 15% insider ownership* Executive management bonuses and equity awards based on bottom-line performance ROA, ROE, EPS growth * As defined in our most recent proxy, plus WSFS 401(k)

20 Alignment of Insiders and Owners Management Team Mark A. Turner, 49, has served as President and Chief Executive Officer since 2007. Mr. Turner was previously Chief Operating Officer and the Chief Financial Officer for WSFS. Prior to joining WSFS, his experience includes working at CoreStates Bank and Meridian Bancorp. Mr. Turner started his career at the international professional services firm of KPMG, LLP. He received his MBA from the Wharton School of the University of Pennsylvania, his Masters Degree in Executive Leadership from the University of Nebraska and his Bachelor’s Degree in Accounting and Management from LaSalle University. Peggy H. Eddens, 56, Executive Vice President, Chief Human Capital Officer since 2007. From 2003 to 2007 she was Senior Vice President for Human Resources and Development for NexTier Bank, Butler PA. Ms. Eddens received a Master of Science Degree in Human Resource Management from La Roche College and her Bachelor of Science Degree in Business Administration with minors in Management and Psychology from Robert Morris University. Stephen A. Fowle, 47, Executive Vice President and Chief Financial Officer since 2005. From 2000 to 2004, he was Chief Financial Officer at Third Federal Savings and Loan Association of Cleveland. Mr. Fowle received his Masters of Management, Finance and Marketing from Northwestern University and his Bachelor’s Degree in Chemistry from Stanford University. Paul D. Geraghty, 58, Executive Vice President and Chief Wealth Officer since 2011. From 2007 to 2010, he was Chief Executive Officer at Harleysville National Corporation, Harleysville, PA. Mr. Geraghty received his Bachelor of Science in Accounting from Villanova University and pursued graduate study in business at Lehigh University.

21 Alignment of Insiders and Owners Thomas W. Kearney, 64, Executive Vice President and Chief Risk Officer has been with WSFS since 1998. Mr. Kearney holds a Bachelor’s degree in Business Administration (Finance and Accounting) from Drexel University. He also holds the professional designations of Certified Bank Auditor (CBA) and Certified Financial Services Auditor (CFSA). As Executive in Charge of RRISCC, Mr. Kearney’s primary responsibility is to manage and direct the various oversight functions throughout the Company. These oversight functions include Enterprise Risk Management, Loan Review, In-house Counsel, Security/Fraud Investigations, Regulatory Compliance and Internal Control/Audit. Rodger Levenson, 51, Executive Vice President and Chief Commercial Banking Officer since 2006. From 2003 to 2006, Mr. Levenson was Senior Vice President and Manager of the Specialized Banking and Business Banking Divisions of Citizens Bank. Mr. Levenson received his MBA in Finance from Drexel University and his Bachelor’s Degree in Finance from Temple University. S. James Mazarakis, 55, Executive Vice President and Chief Technology Officer since 2010. Mr. Mazarakis served in a senior leadership role as Chief Information Officer for T. Rowe Price, and Managing Director and Divisional CIO at JP Morgan Investment Asset Management. He received his Master of Science degree in Management of Technology from Polytechnic Institute of New York University. Thomas Stevenson, 59, has served as President of Cash Connect Division since 2003. Mr. Stevenson joined WSFS in 1996 as Executive Vice President and Chief Information Officer. Prior to joining WSFS, Mr. Stevenson was the Manager of Quality Assurance at Electronic Payment Services. Mr. Stevenson attended Wayne State University and the Banking and Financial Services program at the University of Michigan’s Graduate School of Business Administration. Richard M. Wright, 59, Executive Vice President and Chief Retail Banking Officer since 2006. From 2003 to 2006, Mr. Wright was Executive Vice President, Retail Banking and Marketing for DNB First in Downingtown, PA. Mr. Wright received his MBA in Management Decision Systems from the University of Southern California and his Bachelor’s Degree in Marketing and Economics from California State University.

Appendices

23 Appendix – Table of Contents Section Pg # Appendix 1 – Balance Sheet – Assets, Funding, MBS 24-25 Appendix 2 – Non-GAAP Financial Information 26-28

24 Appendix 1 – Balance Sheet RCLD = Residential Construction & Land Development CCLD = Commercial Construction & Land Development Asset Composition – June 30, 2012 Assets - $4.2 billion Net Loans - $2.7 billion

25 Appendix 1 – Balance Sheet Funding Composition – June 30, 2012 Liabilities & Equity - $4.2 billion Customer Funding - $2.9 billion

26 Appendix 2 – Non-GAAP Financial Information Non-GAAP Reconciliation: Three months ended June 30, Mar 31, June 30, 2011 2012 2012 Interest Income (GAAP) $ 31,187 $ 32,530 $ 32,078 Noninterest Income (GAAP) 16,029 16,758 28,992 Less: Securities gains (603) (2,036) (13,310) Less: Unanticipated BOLI income (1,156) - - Normalized noninterest income 14,270 14,722 15,682 Normalized net revenue $ 45,457 $ 47,252 $ 47,760

27 Appendix 2 – Non-GAAP Financial Information 2nd Quarter 2011 3rd Quarter 2011 4th Quarter 2011 1st Quarter 2012 2nd Quarter 2012 Noninterest Expense $30,700,000 $32,400,000 $33,000,000 $31,000,000 $33,000,000 Less: non-routine items Sale of federal government’s preferred shares (costs) (321,000) Regulatory Consulting (425,000) CB&T acquisition integration (costs) (446,000) “Right Here” Campaign Marketing Costs (961,000) Asset Strategies & Other Dispositions (1,300,000) Proforma Noninterest Expense $30,300,000 $31,400,000 $32,600,000 $30,700,000 $31,700,000

28 Appendix 2 – Non-GAAP Financial Information EPS Securities (Gains) Losses ATM Loss (Recovery)* Non-Routine BOLI Income Bulk Sale Proforma EPS 4th Quarter 2009 ($0.09) ($0.02) ($0.11) 1st Quarter 2010 ($0.03) $0.44 $0.41 2nd Quarter 2010 $0.36 ($0.02) $0.34 3rd Quarter 2010 $0.94 ($0.14) ($0.38) $0.42 4th Quarter 2010 $0.16 $0.07 $0.23 1st Quarter 2011 $0.40 ($0.03) $0.37 2nd Quarter 2011 $0.55 ($0.04) ($0.13) $0.38 3rd Quarter 2011 $0.70 ($0.14) $0.56 4th Quarter 2011 $0.63 ($0.14) $0.49 1st Quarter 2012 $0.66 ($0.15) $0.51 2nd Quarter 2012 $0.76 ($0.95) $1.04 $0.85 *Difference between 1st and 3rd Quarter 2010 EPS effect due to additional shares resulting from stock offering in August 2010